EXHIBIT 2.2
Share Transfer Agreement
Party A: KINFAIR Holdings Limited
Party B: Xinyang Hongchang Channel Gas Engineering Co., Ltd.
Party C: Mai XiaoFu
Party D: Wang Guiquan
Party E: Yu Zhiyang
Party F: Yang Hongtao

Through friendly negotiations, herewith Party B, C, D, E and F have agreed to enter into this Agreement on Share Transfer to Party A as follows:

1.
All parties have unanimously agreed with all the terms and conditions disclosed in the Agreement on the Equity Acquisition of Henan Jinding Chemical Industry Co., Ltd. Between Henan Jinding Chemical Industry Co., Ltd. and KINFAIR Holdings Limited (as the Acquisition Agreement hereafter) and based on such Acquisition Agreement, the total equity interest transferred is RMB 38,000,000.

2.
Party B, C, D, E and F are all willing to transfer all their holdings in 63.63%, 15%, 9%, 5%, 3.685% and 3.685% respectively to Party A and would receive the capital amount pro rata once the equity has been transferred.

3.	Once the equity transfer is accomplished, Party A shall fully own 100% interest of Henan Jinding Chemical Industry Co., Ltd.

4.	For other issues, the Acquisition Agreement shall apply.

With seal and signatures on behalf of:

Party A: KINFAIR Holdings Limited
Representative: Chen Weidong

Party B: Xinyang Hongchang Channel Gas Engineering Co., Ltd.
Representative: Chen Shiqiang

Party C: Mai XiaoFu

Party D: Wang Guiquan

Party E: Yu Zhiyang

Party F: Yang Hongtao

Dated on February 29, 2006